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                                                                    EXHIBIT 10.1

                            EASTMAN ESOP EXCESS PLAN

PREAMBLE. The Eastman ESOP Excess Plan is intended to be an unfunded, non-qualified deferred compensation arrangement for a select group of management or highly compensated employees of Eastman Chemical Company ("the Company") and certain of its subsidiaries, under the Employee Retirement Income Security Act of 1974, as amended, and shall be so interpreted. This Plan is designed to provide benefits payable out of the Company's general assets where certain benefits cannot be paid under the Eastman Employee Stock Ownership Plan (the "ESOP") because of Internal Revenue Code Section 401(a)(17) and the provisions of the ESOP that implement that Section. This Eastman ESOP Excess Plan is adopted effective February 2, 1995.

SECTION 1.  DEFINITIONS.

         SECTION 1.1. "Account" means the individual Interest-Bearing Account or Stock Account maintained for a Participant.

         SECTION 1.2. "Affiliated Company" has the same meaning as in the ESOP.

         SECTION 1.3. "Board" means the Board of Directors of the Company.

         SECTION 1.4. "Change In Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K, as in effect on August 1, 1993, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any subsidiary of the Company, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than 75% of the outstanding securities of the acquiring corporation ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to Vote in the election of directors, or (ii) individuals who constitute the Board on January 1, 1994 (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that: any person becoming a director subsequent to January 1, 1994 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board, (iii) upon approval by the Company's stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or (iv) upon approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company. Notwithstanding the occurrence of any of the foregoing, the Committee may determine, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change In Control shall not to be so considered. Such determination shall be effective only if it is made by the Committee prior to the occurrence of an event that otherwise would be or probably will lead to


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         a Change In Control or after such event if made by the Committee a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably will lead to a Change In Control.

         SECTION 1.5. "Committee" means the Compensation and Management Development Committee of the Board.

         SECTION 1.6. "Common Stock" means the $.01 par value common stock of the Company.

         SECTION 1.7. "Company" means Eastman Chemical Company.

         SECTION 1.8. "Effective Date" of an election means (i) the date such election is made, if such election is made prior to the close of trading on the New York Stock Exchange on a day on which the Common Stock is traded on the New York Stock Exchange, or (ii) if such election is made after the close of trading on the New York Stock Exchange on a given day or at any time on a day on which no sales of Common Stock are made on the New York Stock Exchange, then on the next business day on which the Common Stock is traded on the New York Stock Exchange.

         SECTION 1.9. "Eligible Employee" means any Participant in the ESOP.

         SECTION 1.10. "ESOP" means the Eastman Employee Stock Ownership Plan, as the same now exists or may be amended hereafter.

         SECTION 1.11. "ESOP Contribution Date" means the date, if any, on which the Trustee of the ESOP receives the Company's contributions to the ESOP for a particular Plan Year.

         SECTION 1.12. "ESOP Payout Percentage" means the percentage amount of an Eligible Employee's "Compensation" (as defined in the ESOP) to which such Eligible Employee is entitled as an allocation, whether such allocation is in the form of cash, Common Stock, or a combination thereof, under the ESOP for a particular Plan Year.

         SECTION 1.13. "Excess Compensation, means the excess, if any, of (1) an Employee's "Participating Earnings," as specified in Section 2.11(a) of the ESOP, over (2) the dollar amount referred to in Section 2.11(b) of the ESOP.

         SECTION 1.14. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         SECTION 1.15. "Interest-Bearing Account" means the account established by the Company for a Participant pursuant to Section 4, which shall bear interest as described in Section 4. The maintenance of individual Interest-Bearing Accounts is for bookkeeping purposes only.

         SECTION 1.16. "Interest Rate" means the monthly average of bank prime lending rates to most favored customers as published in The Wall Street Journal, such average to be determined as of the last day of each month.

         SECTION 1.17. "Participant" means a person who in one or more years receives an allocation pursuant to this Plan.

         SECTION 1.18. "Plan" means this Eastman ESOP Excess Plan.

         SECTION 1.19. "Plan Year" has the same meaning as in the ESOP.

         SECTION 1.20. "Section 16 Insider" means a Participant who is, with respect to the Company, subject to Section 16 of the Exchange Act.



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         SECTION 1.21. "Stock Account" means the account established by the
         Company for each Participant, the performance of which shall be measured by reference to the performance of the ESOP accounts maintained for participants in the ESOP. The maintenance of individual Stock Accounts is for bookkeeping purposes only.

         SECTION 1.22. "Valuation Date" means each business day.

SECTION 2. ALLOCATIONS. For any Plan Year (including, without limitations, the 1994 Plan Year) in which an Eligible Employee has Excess Compensation, at such time, if any, as the Company makes a contribution to the ESOP with respect to such Plan Year, the Company shall credit to the Eligible Employee's Stock Account under this Plan, an amount equal to the product of (1) the amount of such Eligible Employee's Excess Compensation multiplied by (2) the ESOP Payout Percentage.

SECTION 3. DESCRIPTION OF STOCK ACCOUNT

         SECTION 3.1. GENERAL. The performance results of the Stock Account (i.e., the return on hypothetical investments in the Stock Account) generally are intended to mirror the results of the ESOP accounts maintained for ESOP participants. Except as described below, amounts in a Participant's Stock Account are hypothetically invested in the same manner as funds held in the ESOP. ESOP funds are invested primarily in Common Stock, but may also be invested in other types of securities or in cash. "Units" representing hypothetical investments in Common Stock and other ESOP assets are allocated to each participant's account. Unit values will increase or decrease based on the market prices of the securities held in the ESOP and on dividends and interest received on ESOP assets.

         Notwithstanding the foregoing, in the event that any dividend is paid on the Common Stock and such dividend is paid directly to ESOP participants, rather than remaining in the ESOP's assets, then the Stock Account of each Participant who had a balance in his or her Stock Account on the record date for such dividend shall be credited with the number of additional units, and fractions thereof, obtained by multiplying (i) the dollar value with which each unit in the ESOP would have been credited had such dividend not been paid through to ESOP participants by (ii) the number of units credited to such Participant's Stock Account as of the ex dividend date with respect to such dividend.

         The use of units is merely a bookkeeping convenience; the units are not actual shares of Common Stock. The Company will not reserve or otherwise set aside any Common Stock for or to any Stock Account. The maximum number of shares of Common Stock that may be hypothetically purchased through allocations to Stock Accounts under this Plan is 100,000.

         SECTION 3.2. MANNER OF CREDITING STOCK ACCOUNT. If a Participant is entitled to an allocation pursuant to Section 2, effective as of the ESOP Contribution Date, his or her Stock Account shall be credited with that number of units, and fractions thereof, obtained by dividing (1) the dollar amount of such allocation as described in Section 2 by (2) the unit value on the ESOP Contribution Date.

         SECTION 3.1. ELECTION OUT OF THE STOCK ACCOUNT. If a Participant elects pursuant to Section 4 to transfer an amount from his or her Stock Account to his or her Interest-Bearing Account, effective as of the election's Effective Date, (i) his or her Interest-Bearing Account shall be credited with a dollar amount equal to the amount obtained by multiplying the number of units to be transferred by the unit value on the election's Effective Date, and (ii) his or her Stock Account shall be reduced by the number of units elected to be transferred.

         SECTION 3.4. DISTRIBUTIONS. Amounts in respect of units shall be distributed in cash in accordance with Sections 5. 6, 7 and 15. For purposes of a distribution pursuant to Sections 5, 6, 7



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         and 15, the number of units to be distributed from a Participant's
         Stock Account shall be valued by multiplying the number of such units by the unit value as of the Valuation Date immediately preceding the date such distribution is to occur.

         SECTION 3.5. PROVISION FOR SECTION 16 INSIDERS. The Stock Account of a
         Section 16 Insider is not transferable by him or her to any other person or entity other than by will or the laws of descent and distribution. The designation of a beneficiary by a Section 16 Insider does not constitute a transfer for this purpose.

SECTION 4. TRANSFERS TO INTEREST-BEARING ACCOUNT.

         SECTION 4.1. GENERAL. Each Participant who has become a "Qualified Participant" under Article 9 of the ESOP, or any successor provisions thereto, may direct that an amount determined under Section 4.2 be transferred from the Participant's Stock Account to his or her Interest-Bearing Account at such time or times as such Participant could make a diversification election pursuant to Article 9 of the ESOP, or any successor provisions thereto. Amounts in a Participant's Interest-Bearing Account are hypothetically invested in an account which bears interest computed at the Interest Rate, compounded monthly.

         SECTION 4.2. AMOUNT OF TRANSFER. A Participant who is a Qualified Participant under the ESOP may direct the Plan to transfer from the Participant's Stock Account to the Participant's Interest-Bearing Account, a dollar amount equal to the value of the same portion (or all, if applicable) of the total number of units credited to the Participant's Stock Account as the portion of the total number of shares of "Employer Securities" treated as acquired after 1986 which the Participant could direct the ESOP to distribute pursuant to Article 9 of the ESOP, or any successor provisions thereto; provided, however, that if a Participant does not transfer to the Interest-Bearing Account the full number of units eligible for transfer in a given year, then such untransferred units may be carried forward and eligible for transfer in future years using substantially the same methodology as is used for carry-forward of unused shares eligible for diversification under Article 9 of the ESOP, or any successor provisions thereto.

         SECTION 4.3. MANNER OF DIRECTING TRANSFER. A Participant's election to transfer under this Section 4 shall be provided to the Company's Vice President, Human Resources, during the same period during which any diversification election pursuant to Article 9 of the ESOP, or any successor provisions thereto, must be provided and shall be in writing. Notwithstanding the provisions of the ESOP, any such election may not be modified or revoked, but shall be effective as of the election's Effective, Date. No amounts transferred from a Participant's Stock Account to a Participant's Interest-Bearing Account may subsequently be transferred back to the Participant's Stock Account.

SECTION 5. PAYMENT OF ACCOUNTS.

         SECTION 5.1. BACKGROUND. No withdrawal may be made from a Participant's Accounts except as provided in this Section 5 and Sections 6, 7 and 15.

         SECTION 5.2. MANNER OF PAYMENT. Payment of a Participant's Accounts shall be made in a single lump sum or installments, as elected by the Participant pursuant to this Section 5. The maximum number of annual installments is ten. The minimum annual installment payment permitted under such election (determined based on the value of the Participant's Accounts as of the last Valuation Date of the calendar year in which the Participant terminates employment, and disregarding any earnings under this Plan after such date) shall be one thousand dollars ($1,000); this minimum shall be applied by dividing by $1,000 the value of the Participant's Accounts as of the last Valuation Date of the calendar year in which the Participant terminates employment, and the result, rounded down to the next largest whole number, shall be the maximum number of annual installments permitted. All payments from the Plan shall be made in cash.


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         SECTION 5.3. TIMING OF PAYMENTS. Payments shall be made by the fifth business day in March and shall commence in any year elected by the Participant pursuant to this Section 5 up through the tenth year following the year in which the Participant retires, becomes disabled, or for any other reason ceases to be an employee of the Company or any of its Affiliated Companies, but in no event shall commence later than the year the Participant reaches age 71.

         SECTION 5.4. VALUATION. The amount of each payment shall be equal to the value, as of the preceding Valuation Date, of the Participant's Accounts, divided by the number of installments remaining to be paid. If a Participant's Accounts are to be paid in installments and the Participant has a balance in both his or her Stock Account and his or her Interest-Bearing Account at the time of the payment of an installment, the amount that shall be distributed from each Account shall be proportional to the value of the balance in each such Account as of the immediately preceding Valuation Date.

         SECTION 5.5. PARTICIPANT PAYMENT ELECTIONS. Except as provided in
         Section 5.6, an election by a Participant concerning the method of payment under Section 5.2 or the commencement of payments under Section
         5.3 must be made at least one (1) year before the Participant's termination of employment, and must be made on forms provided by the Company. If a Participant does not have a valid election in force at the time of termination of employment, then (i) if the value of his Accounts as of the last Valuation Date of the calendar year in which he terminates employment is less than ten thousand dollars ($10,000), then his Accounts shall be paid in a single lump sum; (ii) if the value of his Accounts as of the last Valuation Date of the calendar year in which he terminates employment is ten thousand dollars ($10,000) or more, then his Accounts shall be paid in ten (10) annual installments; and (iii) regardless of whether payment is made in a single lump sum or installments, payment shall commence by the fifth business day in March following the calendar year in which the Participant terminates employment.

         SECTION 5.6. SPECIAL PAYMENT ELECTION RULES. Notwithstanding Sections 5.2, 5.3, and 5.5, if a Participant terminates employment less than one
         (1) year before the date he first becomes eligible to participate in this Plan, then an election made by the Participant under this Section 5 no later than thirty (30) days after the date he first becomes eligible to participate in this Plan shall be valid. Also notwithstanding Sections 5.2, 5.3, and 5.5, Participants who retire or otherwise terminate employment no later than January 1, 2000 shall, subject to the restrictions of Sections 5.2 and 5.3, have the manner and commencement of payment of their Account determined by the Vice President, Human Resources, with respect to Participants who are not executive officers of the Company, and by the Compensation Committee, with respect to Participants who are executive officers of the Company; and in such event (i) 5the Vice President, Human Resources and the Compensation Committee, as applicable, may expressly designate any such decision under Sections 5.2 or 5.3 concerning time of payment of benefits and/or form of payment as being irrevocable, and if such designation is made, such decision may be changed only with the consent of the Participant, or, if the Participant is deceased, the Participant's beneficiary under this Plan (if any); and (ii) once payments have commenced to a Participant or beneficiary under this Plan, the form of payment shall be considered irrevocable within the meaning of the immediately preceding sentence, regardless of whether it is designated as such by the Vice President, Human Resources or the Compensation Committee.

SECTION 6. PAYMENT OF DEFERRED COMPENSATION AFTER DEATH. If a Participant dies prior to complete payment of his or her Accounts, the balance of such Accounts, valued as of the Valuation Date immediately preceding the date payment is made, shall be paid in a single, lump-sum payment to the same person who would be entitled to receive survivor benefits with respect to the Participant under the ESOP.

SECTION 7.

         SECTION 7.1. ACCELERATION OF PAYMENT FOR HARDSHIP. Upon written approval from the Company's Vice President, Human Resources, with respect to Participants other than executive officers of the Company,


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         and by the Committee, with respect to Participants who are executive officers of the Company, a Participant, whether or not he or she is still employed by the Company or any of its Affiliated Companies, may be permitted to receive all or part of his or her Accounts if the Company's Vice President, Human Resources, or the Committee, as applicable, determines that an emergency event beyond the Participant's control exists which would cause such Participant severe financial hardship if the payment of his or her Accounts were not approved. Any such distribution for hardship shall be limited to the amount needed to meet such emergency. If at the time of such distribution for hardship a Participant has a balance in both his or her Stock Account and his or her Interest-Bearing Account, then the amount to be distributed from each Account shall be determined in accordance with the principles described in Section 5.4.

         SECTION 7.2. PAYMENT TO INDIVIDUALS. Any participant in the Eastman ESOP Excess Plan may at his or her discretion withdraw at any time all or part of that person's account balance under the Plan. If this option is exercised the individual will forfeit to the Corporation 10% of his or her account balance, and will not be permitted to participate in this plan for a period of 36 months from date any payment to a participant is made under this section.

         SECTION 7.3. ACCELERATED PAYMENT. If under Eastman ESOP Excess Plan one-half or more of the participants or one-fifth of the participants with one-half of the value of all benefits owed exercise their option for immediate distribution in a six month period then this will trigger immediate payout to all participants of all benefits owed under the plans. Immediate payout under this section will not involve reduction of the amounts paid to participants as set forth in section 7.2. Any individual that has been penalized in this six month period for electing immediate withdrawal will be paid that penalty if payout to all participants under this section occurs.


SECTION 8. PARTICIPANT'S RIGHTS UNSECURED. The benefits payable under this Plan shall be paid by the Company out of its general assets. To the extent a Participant acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Participant. No Participant shall have the right to exercise any of the rights or privileges of a stockholder with respect to the units credited to his or her Stock Account.

SECTION 9. NO RIGHT TO CONTINUED EMPLOYMENT. Participation in this Plan shall not give any employee any right to remain in the employ of the Company or any of its Affiliated Companies. The Company and each employer Affiliated Company reserve the right to terminate any Participant at any time.

SECTION 10 STATEMENT OF ACCOUNT. Statements will be sent no less frequently than annually to each participant or his or her estate showing the value of the Participant's Accounts.

SECTION 11. DEDUCTION. The Company will withhold to the extent required by law all applicable income and other taxes with respect to amounts deferred or paid under the Plan. Such withholding shall be deducted from sources outside of this Plan unless the Company's Vice President, Human Resources, with respect to Participants other than executive officers of the Company, or the Committee, with respect to Participants who are executive officers of the Company, determines that such withholding should be deducted from amounts that would otherwise be credited to this Plan.

SECTION 12. ADMINISTRATION.

         SECTION 12.1. RESPONSIBILITY. Except as expressly provided otherwise herein, the Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.


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         SECTION 12.2. AUTHORITY OF THE COMMITTEE. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right: to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of benefits payable under the Plan, to construe any ambiguous provision of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to decide any and all questions arising in the administration, interpretation, and application of the Plan.

         SECTION 12.3. DISCRETION AUTHORITY. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and benefits under the Plan. It is the intent of the Plan that the decisions of the Committee and its action with respect to the Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

         SECTION 12.4. AUTHORITY OF VICE PRESIDENT, HUMAN RESOURCES. Where expressly provided for under Sections 4, 7 and 11, the authority of the Committee is delegated to the Company's Vice President, Human Resources, and to that extent the provisions of Section 12.1 through
         12.3 above shall be deemed to apply to such Vice President.

         SECTION 12.5. DELEGATION OF AUTHORITY. The Committee may provide for an additional delegation of some or all of its authority under the Plan to any person or persons provided that any such delegation be in writing.

SECTION 13. AMENDMENT. The Board may suspend or terminate the Plan at any time, and may, from time to time, amend the Plan in any manner. However, no amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his or her Accounts as of the date of such amendment, modification, or termination.

SECTION 14. GOVERNING LAW. The Plan shall be construed, governed and enforced in accordance with the law of Tennessee, except as such laws are preempted by applicable federal law.

SECTION 15. CHANGE IN CONTROL.

         SECTION 15.1. BACKGROUND. The terms of this Section 15 shall immediately become operative, without further action or consent by any person or entity, upon a Change In Control, and once operative shall supersede and control over any other provisions of this Plan.

         SECTION 15.2. [RESERVED]

         SECTION 15.3. AMENDMENT ON OR AFTER CHANGE IN CONTROL. On or after a Change In Control, no action, including, but not by way of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to the balance in the Participant's Accounts without the written consent of the Participant, or, if the Participant is deceased, the Participant's beneficiary under this Plan (if any).

         SECTION 15.4. ATTORNEY FEES The Corporation shall pay all reasonable legal fees and related expenses incurred by a participant in seeking to obtain or enforce any payment, benefit or right such participant may be entitled to under the plan after a Change in Control; provided, however, the participant shall be required to repay any such amounts to the Corporation to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the participant was frivolous or advanced in bad faith.


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SECTION 16. COMPLIANCE WITH SECURITIES LAWS. The hypothetical units of Common
Stock provided for by this Plan are intended not to constitute "derivative securities" for purposes of Rule l6a-1(c), or any successor provisions, under the Exchange Act. To the extent any provision of this Plan or action by the Committee would cause such units to constitute "derivative securities" for those purposes, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Committee.

The Committee may, from time to time, impose additional restrictions upon Participants as it deems necessary, advisable or appropriate in order to comply with applicable federal and state securities laws. All such restrictions shall be accomplished by way of written guidelines adopted by the Committee.

SECTION 17. SUCCESSORS AND ASSIGNS. This Plan shall be binding upon the successors and assigns of the parties hereto.


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